EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120040 on Form S-3 and Registration Statement Nos. 333-116896, 333-116894, 333-118055, 333-58832, 333-58836, 333-58840 and 333-160665 on Form S-8 of our report dated March 26, 2012, relating to the consolidated financial statements and financial statement schedule of UTi Worldwide Inc. and our report relating to the effectiveness of UTi Worldwide, Inc.’s internal control over financial reporting dated March 26, 2012, appearing in this Annual Report on Form 10-K of UTi Worldwide Inc. for the fiscal year ended January 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 29, 2012